Exhibit (d)(xviii)

ROLLOVER AGREEMENT

THIS ROLLOVER AGREEMENT (this “Agreement”) is made and effective as of October 20     , 2022 by and between Callodine MN Holdings, Inc., a Delaware corporation (“TopCo”), and the undersigned individual designated as “Rollover Holder” on the signature page attached hereto (“Rollover Holder”). Unless otherwise set forth herein, capitalized terms used herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

Solely in the event that either (i) the Merger Agreement is terminated in accordance with its terms or (ii) Rollover Holder’s employment with the Company or any subsidiary of the Company is terminated for any reason or no reason prior to the Rollover Closing, this Agreement will be null and void and of no further force or effect, including with respect to Rollover Holder’s commitment to rollover the Rollover Shares (as defined below) pursuant to this Agreement.

RECITALS

WHEREAS, reference is hereby made to the Agreement and Plan of Merger, dated as of March 31, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Callodine MidCo, Inc. (“Parent”), a Delaware corporation and a direct wholly owned subsidiary of TopCo, Callodine Merger Sub, Inc., a Delaware corporation (“Corp Merger Sub”) and a direct wholly owned subsidiary of Parent, Callodine Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Corp Merger Sub (“LLC Merger Sub”), Manning & Napier, Inc., a Delaware corporation (the “Company”), and Manning & Napier Group, LLC, a Delaware limited liability company and Subsidiary of the Company (“Group LLC”), pursuant to which Corp Merger Sub will merge with and into the Company (with the Company surviving and becoming a direct wholly owned subsidiary of Parent) and LLC Merger Sub will merge with and into Group LLC (with Group LLC surviving and becoming a direct wholly owned subsidiary of the Company);

WHEREAS, Rollover Holder desires to irrevocably contribute to TopCo, and TopCo desires to receive from Rollover Holder, 13,445 shares of the Company’s Class A Stock (such shares of Class A Stock, “Rollover Shares”) in exchange for the issuance by TopCo to Rollover Holder of the applicable TopCo Shares (as hereinafter defined) in accordance with this Agreement (the “Rollover Transaction”), which contribution and receipt shall occur substantially contemporaneously with, and contingent upon, the closing of the Company Merger;

WHEREAS, concurrently with the execution of this Agreement, TopCo and Rollover Holder are entering into a rollover-bonus-opportunity letter agreement in the form attached hereto as Exhibit A, which provides for either a cash payment or the issuance of additional shares of TopCo common stock, in TopCo’s sole discretion, to Rollover Holder in certain circumstances; and

WHEREAS, for U.S. federal income tax purposes, the Rollover Transaction, taken together with certain contributions prior to and in connection with the transactions contemplated in the Merger Agreement (the “Transactions”), is intended to qualify as an exchange within the meaning of Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

IDENTIFICATION OF SECURITIES

Section 1.1 Rollover Closing. Rollover Holder hereby irrevocably designates its Rollover Shares for which Rollover Holder would otherwise be entitled to receive Merger Consideration in accordance with the Merger Agreement as instead subject to the treatment as set forth below in this Section 1.1. Rollover Holder acknowledges and hereby agrees that:

(a) Upon the closing of the Rollover Transaction (such closing, the “Rollover Closing”), which Rollover Closing shall occur substantially contemporaneously with and contingent upon the closing of the Company Merger, and without further action on the part of any Person, the Rollover Shares will be and are hereby automatically contributed by Rollover Holder to TopCo in exchange for the issuance to Rollover Holder of a number of shares of common stock, par value $0.01 per share, of TopCo (“TopCo Common Stock” and such shares so issued in such exchange, the “TopCo Shares”) equal to the number of Rollover Shares multiplied by the Exchange Ratio (rounding the resulting number down to the nearest whole number of shares of TopCo Common Stock). For purposes hereof, the “Exchange Ratio” means (x) the Merger Consideration divided by (y) the Book Value Per Share (calculated on a pro-forma basis as of immediately following the Closing, including giving effect to (I) any fees and expenses borne by TopCo pursuant to Section 9.17 of the Stockholders Agreement (as defined below) and (II) any deposit of cash into the Payment Fund by the Company pursuant to Section 2.3(a) of the Merger Agreement); and

(b) Upon Rollover Holder’s receipt of the TopCo Shares, the TopCo Shares and Rollover Holder will be subject in all respects to the terms and conditions of TopCo’s certificate of incorporation (as in effect as of the Closing and as amended from time to time thereafter in accordance with its terms, the “TopCo Certificate of Incorporation”), the bylaws of TopCo (as in effect as of the Closing and as amended from time to time thereafter in accordance with their terms, the “TopCo Bylaws”) and to the terms and conditions of a Stockholders Agreement (to be entered into by Rollover Holder at or prior to the Rollover Closing) by and among TopCo, Rollover Holder and the other TopCo stockholders party thereto from time to time, in the form attached hereto as Exhibit B (as amended from time to time in accordance with its terms, the “Stockholders Agreement” and together with the TopCo Certificate of Incorporation and the TopCo Bylaws, the “TopCo Governing Documents”).

Section 1.2 Stockholders Agreement. At or prior to the Rollover Closing, Rollover Holder shall (a) deliver a counterpart signature page to the Stockholders Agreement to TopCo and (b) accept, and become subject to, the rights, restrictions and other provisions of the Stockholders Agreement. TopCo shall hold such signature page in escrow to be automatically released at the Closing. Rollover Holder hereby acknowledges and agrees that Rollover Holder will not receive any portion of the Merger Consideration with respect to its Rollover Shares and instead will receive only the TopCo Shares in exchange therefor.

Section 1.3 Transfer Restrictions. Rollover Holder agrees that from and after the date hereof and until the Rollover Closing, Rollover Holder shall not directly or indirectly sell, assign, convey, transfer, pledge, encumber or otherwise dispose of (each a “Transfer”) any of his or her Rollover Shares either voluntarily or involuntarily or by operation of law; provided, however, that Rollover Holder shall Transfer his or her Rollover Shares to TopCo pursuant to Section 1.1 hereof upon the Rollover Closing.

Section 1.4 Termination of Employment.

(a) Notwithstanding anything in the Stockholders Agreement to the contrary, if Rollover Holder’s employment is terminated for any reason other than on account of Cause (as defined in the Stockholders Agreement) or on account of a voluntary resignation by the Rollover Holder, in either case, prior to January 1, 2024, then Rollover Holder may elect to require TopCo to repurchase the TopCo Shares, and if so elected by Rollover Holder, TopCo shall purchase the TopCo Shares received by the Rollover Holder pursuant to this Agreement for the Repurchase Price (as defined in the Stockholders Agreement) pursuant to the terms and conditions of Section 7.1 of the Stockholders Agreement. Notwithstanding the foregoing, TopCo will not be required to purchase shares pursuant to this Section 1.4(a) at any time when there is insufficient Available Cash (as defined in the Stockholders Agreement) to effect the purchase, or if the purchase is otherwise prohibited by the terms of any credit facility or loan agreement of TopCo. To the extent that TopCo is unable to purchase tendered TopCo Shares from the Rollover Holder due to the immediately preceding sentence, TopCo will not make any Liquidity Purchases (as defined in the Stockholders Agreement) until TopCo first purchases the tendered TopCo Shares from Rollover Holder pursuant to this Section 1.4(a).

(b) Notwithstanding anything in this Agreement to the contrary, if Rollover Holder’s employment with the Company or any subsidiary of the Company is terminated for any reason or no reason prior to the Rollover Closing, this Agreement will be null and void and of no further force or effect, including with respect to Rollover Holder’s commitment to rollover the Rollover Shares pursuant to this Agreement.

ARTICLE II

TAX TREATMENT

The Rollover Transaction, taken together with certain contributions prior to and in connection with the Transactions, is intended to qualify as an exchange within the meaning of Section 351(a) of the Code (“Intended Tax Treatment”). Each party shall, and shall cause its Affiliates (if applicable) to, file all tax returns in a manner consistent with the Intended Tax Treatment. Each party agrees that it shall not file any tax returns or other document or take any other actions that would be inconsistent with the Intended Tax Treatment, unless required by a final determination within the meaning of Section 1313 of the Code.

ARTICLE III

RESTRICTIONS ON TOPCO SHARES; LEGEND

Section 3.1 Restrictions on TopCo Shares. None of the TopCo Shares to be received or held by Rollover Holder pursuant to this Agreement (including any securities to be received as a result of dividends, splits or any other forms of recapitalization in respect of such TopCo Shares) shall be later transferred (including any sale, assignment, pledge, hypothecation or other disposition or encumbrance), either voluntarily or involuntarily, directly or indirectly, by Rollover Holder except (a) pursuant to an effective registration under the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the “Securities Act”), or in a transaction which qualifies as an exempt transaction under the Securities Act, and further (b) in accordance with the restrictions on transfer and other terms and conditions under the TopCo Governing Documents. TopCo shall not be required (i) to transfer on its books any TopCo Shares which shall have been transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such TopCo Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such TopCo Shares shall have been so transferred.

Section 3.2 Legend. All TopCo Shares will be uncertificated unless otherwise determined by the board of directors of TopCo (the “Board”). If any TopCo Shares are certificated, then such TopCo Shares shall be imprinted with the following legends (or a legend or legends substantially similar thereto):

(a) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

(b) THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A ROLLOVER AGREEMENT AND IN A STOCKHOLDERS AGREEMENT AMONG THE ISSUER AND CERTAIN OTHER PARTIES THERETO (INCLUDING THE NAMED HOLDER OF THIS CERTIFICATE). COPIES OF SUCH AGREEMENTS MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF ROLLOVER HOLDER

Rollover Holder hereby represents and warrants to TopCo as follows, which representations and warranties are true as of the date hereof and will remain true at all times through the Rollover Closing:

Section 4.1 Ownership of Shares. Rollover Holder is the sole record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of all Rollover Shares, free and clear of all Liens, and has the power and authority to sell, transfer, assign and deliver its Rollover Shares to TopCo as provided in this Agreement.

Section 4.2 Authorization. Rollover Holder has all necessary power and authority to execute and deliver this Agreement, to perform Rollover Holder’s obligations hereunder and to consummate the transactions contemplated hereby. If Rollover Holder is not a natural person, the execution, delivery and performance by Rollover Holder of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate, limited liability company, partnership or trust action of Rollover Holder. This Agreement has been duly executed and delivered by Rollover Holder and constitutes a legal, valid and binding obligation of Rollover Holder, enforceable against Rollover Holder in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought (the “Enforceability Exceptions”). Rollover Holder’s entry into this Agreement does not require the consent of Rollover Holder’s spouse, if any.

Section 4.3 Non-Contravention. Neither the execution and delivery of this Agreement by Rollover Holder nor the consummation by Rollover Holder of the transactions contemplated hereby, nor compliance by Rollover Holder with any of the terms or provisions hereof, will (a) conflict with or violate any provision of Rollover Holder’s trust or other organizational documents (if Rollover Holder is not a natural person) or (b) (i) violate any Law applicable to Rollover Holder, (ii) with or without notice, lapse of time or both, violate or constitute a breach under any of the terms, conditions or provisions of any Contract or Permit to which Rollover Holder is a party or accelerate or give rise to a right of termination, cancellation or acceleration of any of Rollover Holder’s obligations under any such Contract or Permit or to the loss of any benefit under any such Contract or Permit or (iii) result in the creation of any Lien on any properties, rights or assets of Rollover Holder.

Section 4.4 Governmental Approvals. No notices, consents, authorizations, approvals, orders or Permits of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution, delivery and performance of this Agreement by Rollover Holder and the consummation by Rollover Holder of the transactions contemplated hereby.

Section 4.5 Brokers. No broker, finder, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Rollover Holder.

Section 4.6 Acquisition for Investment. Rollover Holder is acquiring the TopCo Shares for investment and not with a view to distributing all or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act.

Section 4.7 Sophistication of Rollover Holder. Rollover Holder is an “accredited investor” (as such term is defined in Rule 501 promulgated under the Securities Act), is sophisticated in financial matters, is able to evaluate the risks and benefits of the investment in the shares of TopCo, and has determined that an investment in the TopCo Shares is suitable for Rollover Holder based upon Rollover Holder’s financial situation and needs as well as based on Rollover Holder’s other securities holdings. Rollover Holder has the capacity to protect Rollover Holder’s own interests in connection with the transactions contemplated by this Agreement.

Section 4.8 Economic Risk. Rollover Holder has sufficient knowledge and experience in financial and business matters such that Rollover Holder is capable of evaluating the merits and risks of Rollover Holder’s investment in the TopCo Shares. Rollover Holder is able to bear the economic risk of an investment in the TopCo Shares for an indefinite period of time. Rollover Holder understands that the TopCo Shares have not been registered under the Securities Act and cannot later be sold unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Rollover Holder acknowledges that the TopCo Shares will be subject in all respects to the provisions of the TopCo Governing Documents and the Stockholders Agreement.

Section 4.9 Information. Rollover Holder acknowledges having received materials describing the Company, TopCo, the TopCo Governing Documents, the TopCo Shares and the risks associated therewith, including the levered nature of the Company following the closing of the Company Merger and the related restrictions on the Company’s operations and finances; has had an opportunity to ask questions and receive answers concerning the terms and conditions of the same; and has had full access to all other information concerning TopCo and the TopCo Shares as Rollover Holder has requested in connection with Rollover Holder entering into this Agreement. The Rollover Holder acknowledges that despite his or her position as an employee of the Company prior to the Company Merger, the Rollover Holder may not be privy to or familiar with some of the information that TopCo has received or created, including projections and other information that may be indicative of a per-share value of the Rollover Shares that is substantially different than the per-share merger consideration reflected in the Merger Agreement, and/or of a per-share value of the TopCo Shares that is substantially different than the per-share value implied by the Exchange Ratio. The Rollover Holder understands the disadvantage to which the Rollover Holder is subject on account of the disparity of information as between him or her and TopCo, has read and acknowledged the risks described in
Exhibit C, and accepts such risks.

Section 4.10 Limitations on Disposition. Rollover Holder recognizes that no public market exists for the TopCo Shares, and that there is no assurance that one will exist in the future. Rollover Holder understands that Rollover Holder must bear the economic risk of this investment indefinitely unless the TopCo Shares are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of the TopCo Shares is qualified under applicable state securities laws or an exemption from such qualification is available, and that TopCo has no obligation or present intention of so registering the TopCo Shares. Rollover Holder further understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow Rollover Holder to transfer any or all of the TopCo Shares, in the amounts, or at the times Rollover Holder might propose. Rollover Holder understands at the present time Rule 144 promulgated under the Securities Act by the Securities and Exchange Commission (“Rule 144”) is not applicable to sales of the TopCo Shares because they are not registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and there is not publicly available information concerning TopCo as specified in Rule 144. Rollover Holder understands that TopCo may never register the TopCo Shares under Section 12 of the Exchange Act, and may never make publicly available the information specified in Rule 144. Rollover Holder further acknowledges that the TopCo Governing Documents contain restrictions on the disposition of the TopCo Shares.

Section 4.11 TopCo Governing Documents. Rollover Holder represents and warrants that Rollover Holder has read and reviewed the Stockholders Agreement, and is aware of the rights, restrictions and obligations applicable to the TopCo Shares thereunder.

Section 4.12 No Employment Rights. This Agreement is not an employment or other service contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of TopCo (or a parent or Subsidiary of TopCo) or the Company to terminate Rollover Holder’s employment or other service relationship with TopCo or its affiliates for any reason at any time, with or without cause and with or without notice.

ARTICLE V

REPRESENTATION AND WARRANTIES OF TOPCO

TopCo hereby represents and warrants to Rollover Holder as follows:

Section 5.1 Organization; Standing. TopCo is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Authorization. TopCo shall increase its authorized numbers of shares to an amount sufficient to cover the issuance of all TopCo Shares hereunder. Subject to the foregoing sentence, TopCo has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Subject to the first sentence of this Section 5.2, the execution, delivery and performance by TopCo of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action of TopCo. This Agreement has been duly executed and delivered by TopCo and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of TopCo, enforceable against TopCo in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3 Non-Contravention. Neither the execution and delivery of this Agreement by TopCo nor the consummation by TopCo of the transactions contemplated hereby, nor compliance by TopCo with any of the terms or provisions hereof, will conflict with or violate any provision of the TopCo Governing Documents.

Section 5.4 Governmental Approvals. Assuming that all filings, approvals, notices and consents (including expired waiting periods, if applicable) of Governmental Entities as set forth in Section 3.4(b) of the Merger Agreement are obtained or made, as the case may be, no notices, consents, authorizations, approvals, orders or Permits of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution, delivery and performance of this Agreement by TopCo and the consummation by TopCo of the transactions contemplated hereby.

ARTICLE VI

SURVIVAL

The representations, warranties and covenants of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VII

FURTHER ASSURANCES

Following the consummation of the transactions described herein, each party to this Agreement will take such further action (including the execution and delivery of such further instruments and documents) as is reasonably necessary to carry out the purpose of this Agreement as any other party hereto may reasonably request, all at the sole cost and expense of such requesting party.

ARTICLE VIII

WAIVER OF INSPECTION RIGHTS; WAIVER AND RELEASE

Section 8.1 Waiver of Inspection Rights. Rollover Holder acknowledges and agrees that, except for such information as may be expressly required to be delivered to Rollover Holder by TopCo pursuant to the TopCo Governing Documents, Rollover Holder will have no right to receive any information from TopCo by virtue of the receipt and ownership of the TopCo Shares or as a result of Rollover Holder being a holder of record of stock of TopCo. Without limiting the foregoing, to the fullest extent permitted by law, Rollover Holder hereby waives all inspection rights under Section 220 of the Delaware General Corporation Law and all such similar information and/or inspection rights that may be provided under the Law of any jurisdiction, or any federal, state or foreign regulation, that are, or may become, applicable to TopCo, the TopCo Shares or any other class of equity of TopCo (and including in respect of all equity securities of TopCo that Rollover Holder may later acquire) (the “Inspection Rights”). Rollover Holder hereby covenants and agrees never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights.

Section 8.2 Waiver and Release. Rollover Holder hereby irrevocably releases and waives any and all actions, causes of actions, rights or claims, whether known or unknown, contingent or matured, and whether currently existing or hereafter arising that he or she may have or hereafter acquire with respect to facts that existed on or prior to the date of this Agreement (collectively, “Actions”) against TopCo and its affiliates and its and their officers, directors, equityholders, partners, members, employees, agents and representatives (collectively, and including the Company and its subsidiaries following the Mergers, the “Released Person”) in any way, directly or indirectly, arising out of, relating to or resulting from TopCo’s failure to disclose information to Rollover Holder upon or prior to Rollover Holder’s decision to execute this Agreement, including, without limitation, Actions under applicable federal and/or state securities laws and common-law-fraud doctrines. Rollover Holder also agrees that Rollover Holder will not institute or maintain, or assist any person or entity in instituting or maintaining, any action, cause of action, suit, complaint or other proceeding against TopCo or any other Released Person as a result of TopCo or any other Released Person’s failure to disclose information to Rollover Holder upon or prior to Rollover Holder’s decision to execute this Agreement. Rollover Holder intends to effect, to the maximum extent permitted by law, a complete, voluntary and knowing release and waiver of his or her rights as set forth above in this paragraph.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Entire Agreement; Amendments and Waivers. This Agreement and the TopCo Governing Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement may only be amended, supplemented or changed by a written instrument signed by TopCo and Rollover Holder. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.2 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of

Delaware), and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery or any Federal court of the United States of America sitting in the State of Delaware, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.3 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (A) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (B) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 9.4 Binding Effect; Beneficiaries; Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement.

(b) No Rollover Holder may assign this Agreement or all or any part of its rights or obligations hereunder, directly or directly (by operation of law or otherwise) without the prior written consent of TopCo. Any attempted assignment without obtaining such required consent shall be null and void.

Section 9.5 Severability. If any condition, term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other conditions, terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.6 Independent Counsel. Rollover Holder acknowledges that this Agreement has been prepared on behalf of TopCo by Sidley Austin LLP (“Sidley”), counsel to TopCo, and that Sidley does not represent, and is not acting on behalf of, Rollover Holder. Rollover Holder has been provided with an opportunity to consult with Rollover Holder’s own counsel with respect to this Agreement.

Section 9.7 Counterparts. This Agreement may be executed in any number of counterparts (including by means of email in pdf format), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 9.8 Signatures. Signatures may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Rollover Agreement as of the date first above written.

TOPCO:

CALLODINE MN HOLDINGS, INC.

By:	/s/ Austin McClintock
Name: Austin McClintock
Title: Treasurer

[Signature Page to Rollover Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Rollover Agreement as of the date first above written.

ROLLOVER HOLDER:

/s/ Stacey Green
Stacey Green

[Signature Page to Rollover Agreement]

Exhibit A

Rollover Bonus Opportunity Agreement

(See attached)

Exhibit B

Stockholders Agreement

(See attached)

Exhibit C

Risk Disclosure

(See attached)